Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-262480) on Form S-8 and (No. 333-269306) on Form F-3 of our report dated April 3, 2024, with respect to the consolidated financial statements of Neurosense Therapeutics Ltd.

/s/ Somekh Chaikin
Member Firm of KPMG International
Tel Aviv, Israel
April 4, 2024